QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 23.3

INDEPENDENT AUDITORS' CONSENT

        We consent to the use in this Amendment No. 1 to Registration Statement No. 333-106435 of Vertis, Inc. of our report dated February 28, 2003 (March 26, 2003 as to Note 10) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002), appearing in the Prospectus, which is part of such Registration Statement, and of our report dated February 28, 2003 (March 26, 2003 as to Note 10), relating to the financial statement schedule appearing elsewhere in this Registration Statement.

        We also consent to the reference to us under the headings "Experts" in such Prospectus.

Deloitte & Touche LLP

Baltimore, Maryland
September 9, 2003

QuickLinks

INDEPENDENT AUDITORS' CONSENT